                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)

                           Long Island Bancorp, Inc.
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                  542662 10 2
                 ---------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages(s))

                                Page 1 of 5 Pages
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                                                      -------------------------
CUSIP No. 542662 10 2             13G                    Page    2   of   5
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            NAME OF REPORTING PERSON
1           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              U.S. Trust Company of New York               13-5459866

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            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2
            N/A                                            (a) / /

                                                           (b) / /

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            SEC USE ONLY
3

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            CITIZENSHIP OR PLACE OF ORGANIZATION
4
            New York
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                                          SOLE VOTING POWER
                                5
                                          - 0 -
            NUMBER OF         -------------------------------------------------
             SHARES                       SHARED VOTING POWER
          BENEFICIALLY          6
            OWNED BY                      See p. 4, Item 5.
              EACH            -------------------------------------------------
            REPORTING                     SOLE DISPOSITIVE POWER
             PERSON             7
              WITH                        - 0 -
                              -------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                8
                                          See 6
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            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
            See 6
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            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
10
            N/A
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            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            See 6
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            TYPE OF REPORTING PERSON
12

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
                             Issuer  Long Island Bancorp, Inc.

Item 1 (b)                   Address of Issuer's Principal Executive Office

                             201 Old Country Road
                             Melville, NY 11747

Item 2 (a)                   Name of Person Filing:

                             U.S. Trust Company of New York

Item 2 (b)                   Address or Principal Place of Business

                             114 West 47th Street
                             New York, NY  10036

Item 2 (c)                   Citizenship:

                             NY

Item 2 (d)                   Title of Class of Securities:

                             Common

Item 2 (e)                   CUSIP Number:

                             542662 10 2

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                             (a)          Not applicable

                             (b) (X) United States Trust Company of New York, a bank as defined in Section 3(a)(6) of Act.

                             (c)          Not applicable

                             (d)          Not applicable

                             (e)          Not applicable

                             (f)          Not applicable

                             (g) (X) U.S. Trust Corporation is a parent holding company, in accordance with section 240.13d-1 (b)(1)(ii)(G).

                             (h)          Not applicable

Item 4                       (a)     Amount Beneficially Owned:

                                     See Item 5

                             (b)     Percent of Class:

                                     See Item 5

                             (c) Number of shares as to which such person has:

                                     (i)      sole power to vote or to direct
                                              the vote

                                              -0-

                                     (ii)     shared power to vote or to direct
                                              the vote

                                              See Item 5

                                     (iii)    sole power to dispose or to
                                              direct the disposition of

                                              -0-

                                     (iv)     shared power to dispose or to
                                              direct the disposition of

                                              See Item 5

Item 5                       Ownership of Five Percent or Less of a Class

                             The Reporting Persons Beneficially Own no longer more than 5%.

Item 6                       Ownership of More than Five Percent on Behalf of
                             Another Person.

                             N/A

Item 7 Identification and Classification of the Sub-sidiary which Acquired the Security Being Reported on by the Parent Holding Company.

                             See Items 1 and 12 of  Page 2 and Item 3 herein.

Item 8 Identification and Classification of the Members of the Group.

                             Not applicable

Item 9                       Notice of Dissolution of Group.

                             Not applicable

Item 10 Certification. By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                             Signature. After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



Date:   February 6, 1998
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                                       UNITED STATES TRUST COMPANY OF NEW YORK


                                       By: /s/ Joseph A. Tricarico
                                          _____________________________________
                                          Name:  Joseph A. Tricarico
                                                 Title: Vice President and
                                                 Trust Counsel